Exhibit 99.1

Malibu Boats Signs Definitive Agreement to Acquire the Assets of Pursuit Boats from S2 Yachts

Strategic transaction expands Malibu’s premium brand offering into the fast-growing saltwater outboard fishing market

Transaction Highlights:

•	Premium brand positioned in one of the largest and fastest growing segments in the marine industry

•	Broadens Malibu’s breadth of boat offerings, diversifies end markets, and boosts growth profile

•	Ability to leverage manufacturing, design expertise and distribution to accelerate outboard growth

•	Transaction expected to close in the fourth calendar quarter of 2018; anticipated to be immediately accretive to earnings per share in FY19, excluding purchase accounting and acquisition costs

LOUDON, Tenn., August 22, 2018 (GLOBE NEWSWIRE) — Malibu Boats, Inc. (Nasdaq: MBUU) (“Malibu), a leading global manufacturer of recreational fiberglass boats, announced today that it has entered into a definitive agreement with S2 Yachts, Inc. (“S2”) to acquire the assets of Pursuit Boats (“Pursuit”) for a total consideration of $100 million. The transaction is expected to close in the fourth calendar quarter of 2018, subject to customary closing conditions. Malibu will fund the transaction with cash on hand and a borrowing under an incremental revolving credit facility to be added to its existing credit facility.

Pursuit, located in Fort Pierce, Florida, is a leader in the saltwater outboard fishing boat market through its offering of 15 models of offshore, dual console and center console boats. The saltwater outboard fishing market is one of the largest and fastest growing segments in the marine industry. Pursuit’s premium market position has been established over its 41-year history through a reputation for superior quality, performance and customer service. For the trailing twelve months ended June 30, 2018, Pursuit generated approximately $124 million in net sales.

“As a leader in the saltwater outboard fishing segment, Pursuit is an incredible addition to the Malibu family. The Pursuit brand maintains a strong reputation for luxurious appointments, innovation, and premium quality, and this highly complementary business creates strong strategic opportunities to enhance product development across our portfolio of brands. Together, we have an opportunity to broaden our outboard offering, while leveraging the manufacturing and design expertise of the respective teams to continue to deliver the premium products customers expect,” commented Jack Springer, Chief Executive Officer of Malibu Boats.

“Over the past 41 years, Pursuit Boats has established a premium brand through our incredible dealer network and longstanding commitment to our customers. As a trailblazer in its own right, Malibu is an ideal partner, as we maintain similar cultures with a shared passion for product and people, which has driven our collective long-term success. This transaction is as much about the right partner to steward Pursuit’s future as it is about the sale price. Malibu is that right partner. The Slikkers family will continue to own and operate Tiara Yachts and Tiara Sport under the S2 Yachts umbrella and we are excited about that.” said Tom Slikkers, Chief Executive Officer of S2 Yachts.

Advisors

Raymond James & Associates, Inc. is acting as Malibu’s financial advisor and O’Melveny & Myers LLP is acting as Malibu’s legal counsel. Angle Advisors, LLC. is acting as S2’s financial advisor and Varnum LLP is acting as S2’s legal counsel

Webcast and Conference Call Information

Malibu will host a conference call beginning at 8:30 AM EST on Wednesday, August 22, 2018. The conference call may be accessed by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #2587177. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section of the Company’s website at http://investors.malibuboats.com/. A replay of the webcast will also be archived on the Company’s website for a period of twelve months following the release.

About Malibu Boats

Based in Loudon, Tennessee, Malibu Boats, Inc. is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport boats, sterndrive and outboard boats. Malibu Boats has the #1 market share position in the United States in the performance sport boat category through its Malibu and Axis Wake Research brands. Also, Malibu Boats has the #1 market share position in the United States in the 24’ – 29’ segment of the sterndrive category through its Cobalt brand. Since inception in 1982, Malibu Boats has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statements in this press release regarding the expected timing for the closing of the acquisition and the financing and the expected financial and business impact of the transaction, including the expected immediate accretive impact to earnings per share for FY19, the expected opportunities to broaden our outboard offering and our expected ability to leverage the manufacturing and design expertise of Pursuit and the existing Malibu brands and the expected performance of Pursuit.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the satisfaction of the closing conditions to the transaction and conditions for borrowing under our amended revolving line of credit; our ability to efficiently integrate the operations and business of Pursuit upon completion of the transaction; general industry, economic and business conditions; demand for our products; changes in consumer preferences;

competition within our industry; our reliance on our network of independent dealers; our ability to manage our manufacturing levels and our large fixed cost base; the successful introduction of our new products; the success of our engines integration strategy; the impact of the Tax Cuts and Jobs Act of 2017; the successful integration of Cobalt Boats, LLC into our business; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise.

Investor Contacts

Wayne Wilson, Chief Financial Officer

(865) 458-5478

Zac Lemons, Investor Relations

(865) 657-3671

InvestorRelations@MalibuBoats.com